Exhibit 99.1

Global Partners LP Reports First Quarter 2008 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--May 8, 2008--Global Partners LP (NYSE:GLP) today reported financial results for the first quarter ended March 31, 2008.

Financial Highlights

Net income for the first quarter of 2008 was $8.6 million, or $0.63 per diluted limited partner unit, based on 13.1 million weighted average diluted limited partner units outstanding. This compared with net income of $32.9 million, or $1.75 per diluted limited partner unit, based on 11.3 million weighted average diluted limited partner units outstanding for the first quarter of 2007. Net income for the first quarter of 2007 included a $14.1 million gain from the partnership’s sale of its investment in NYMEX Holdings, Inc. and related NYMEX seats. Net income as adjusted for the one-time gain on sale was $18.8 million for the first quarter of 2007.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2008 was $18.5 million compared with $38.0 million for the corresponding period of 2007. Adjusted EBITDA, which excluded the $14.1 million gain, was $23.9 million for the first quarter of 2007.

Distributable cash flow for the first quarter of 2008 was $11.8 million compared with $19.3 million for the first quarter of 2007.

“Consistent with the expectations we provided to investors when we announced our fourth-quarter results in March, a confluence of industry factors, many of which are transitory, had a significant negative impact on our financial performance in the first quarter of 2008,” said Global Partners President and Chief Executive Officer Eric Slifka. “Higher energy prices prompted meaningful energy conservation, as consumers drove less, increased their use of public transportation, lowered thermostat settings, took smaller oil deliveries and maintained less oil in home storage tanks. Warmer weather also adversely affected demand in the quarter. On a combined basis, temperatures in January and February, which account for about 37% of total heating degree days for the year, were approximately 9% warmer than normal and last year. In addition, the widening price disparity between oil and natural gas increased the commercial use of natural gas and may, over time, encourage homeowners to consider natural gas as an alternative.”

“In evaluating our performance for the first quarter of 2008, another important item to factor into the year-over-year comparison is the favorable buying opportunities we capitalized on in the wholesale residual fuel market during the first quarter of last year,” Slifka said. “We estimate that the favorable environment contributed approximately $4 million to our bottom-line in the first quarter of 2007.”

“Despite a variety of challenges in the first quarter of 2008, we continued to successfully execute our strategy to grow by further broadening and diversifying our portfolio of transportation fuels,” Slifka said. “Gasoline sales, gasoline volume and gasoline net product margin all increased significantly year-over-year, reflecting our acquisitions of five strategically located refined petroleum product terminals from ExxonMobil Oil Corporation in 2007. These terminals have continued to meet or exceed our expectations and have become central components of our terminal and marketing network.”

Sales for the first quarter of 2008 increased to $2.7 billion from $1.6 billion for the first quarter of 2007. Wholesale segment sales were $2.6 billion in the first quarter of 2008 compared with $1.4 billion for the first quarter of 2007, reflecting the partnership’s acquisitions of the five terminals and higher refined petroleum product prices. Commercial segment sales were $124.2 million for the first quarter of 2008 compared with $132.6 million in the first quarter of 2007, reflecting a significant decline in residual oil volumes.

Combined gross profit was $35.6 million in the first quarter of 2008 compared with $42.3 million in the first quarter of 2007.

Net income as adjusted for one-time gains, adjusted net income per diluted limited partner unit, EBITDA, adjusted EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three months ended March 31, 2008 and 2007.

Since the beginning of 2008:

  Global Partners announced a quarterly cash distribution of $0.4875 per unit ($1.95 on an annualized basis) on all of its outstanding limited partner units for the period from January 1 through March 31, 2008. The distribution will be paid May 15 to unitholders of record as of the close of business May 6, 2008.
  Early in 2008, Global Partners opened a new distillates and biofuels tank farm at the Port of Providence with storage capacity of 244,000 barrels of refined petroleum products. The second phase of this project, a 230,000-barrel residual fuels storage terminal, is expected to be available later in 2008. These facilities will enable the partnership to more effectively supply existing wholesale and commercial customers across Rhode Island and southeastern Massachusetts and cultivate new customers in the region.

Business Outlook

“The strategic steps we have taken in recent years to expand our asset base and diversify our product mix position us well for the future,” Slifka said. “Our growing transportation fuel volume creates a strong base of business that enables us to more effectively respond to the challenges of a changing industry environment with initiatives designed to improve margins and expand our presence in core markets. Despite the recent confluence of negative factors, the underlying dynamics of our industry remain unchanged – people still need to fuel their vehicles and heat their homes and businesses. Global Partners has consistently demonstrated the ability to succeed in a changing environment by capitalizing on market inefficiencies, taking advantage of market dislocations and seizing new opportunities for growth. As a result, we remain confident in the long-term prospects for our business.”

Financial Results Conference Call

Management will review Global Partners’ first quarter 2008 financial results in a teleconference call for analysts and investors at 10:00 a.m. ET today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 407-5790 (U.S. and Canada)
(201) 689-8328 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

Global Partners uses adjusted net income per diluted limited partner unit to measure its financial performance on a per unit basis. Adjusted net income per diluted limited partner unit, as presented in the table below, is defined as net income after adding back the theoretical amount allocated to Global Partners’general partner’s interest as provided under Emerging Issues Task Force 03-06, “Participating Securities and the Two-Class Method under FASB Statement 128” (“EITF 03-06”), divided by the weighted average number of outstanding diluted common and subordinated units, or limited partner units, during the period. Net income per diluted limited partner unit as dictated by EITF 03-06 is theoretical and pro forma in nature and does not reflect the economic probabilities of whether earnings for an accounting period would or could be distributed to unitholders. The partnership agreement does not provide for the quarterly distribution of net income; rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of each quarter after establishment of sufficient cash reserves required to operate the business. Accordingly, the distributions the partnership historically paid and will pay in future periods are not impacted by net income per diluted limited partner unit as dictated by EITF 03-06.

Adjusted net income per diluted limited partner unit should not be considered as an alternative to net income per diluted limited partner unit or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ adjusted net income per diluted limited partner unit may not be comparable to the adjusted net income per diluted limited partner unit or similarly titled measure of other companies.

EBITDA, adjusted EBITDA and net income as adjusted for one-time gains are used as supplemental financial measures by management and external users of the partnership’s financial statements, such as investors, commercial banks and research analysts, to assess:

  its compliance with certain financial covenants included in its debt agreements;
  its financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  its ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  its operating performance and return on invested capital as compared to those of other companies in the wholesale marketing and distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA and net income as adjusted for one-time gains reflect the exclusion of the $14.1 million gain on investment for the quarter ended March 31, 2007. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains should not be considered alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA, adjusted EBITDA and net income as adjusted for one-time gains exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA, adjusted EBITDA and net income as adjusted for one-time gains as presented below may not be comparable to similarly titled measures of other companies.

Distributable cash flow is an important non-GAAP financial measure for limited partners of Global Partners since it serves as an indicator of the partnership’s success in providing a cash return on their investment. Specifically, this financial measure indicates to investors whether or not Global Partners has generated sufficient cash flow on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow reflects the exclusion of the $14.1 million gain on investment in the first quarter of 2007. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations or any other measure of financial performance presented in accordance with GAAP. In addition, the distributable cash flow of Global Partners may not be comparable to similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Safe Harbor Statement

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP's ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent filings the partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per unit data)
(Unaudited)
	Three Months Ended
	March 31,
	2008	2007
Sales	$2,720,992	$1,573,176
Cost of sales	2,685,376	1,530,924
Gross profit	35,616	42,252

Costs and operating expenses:
Selling, general and administrative	11,073	13,406
Operating expenses	9,025	5,890
Amortization expenses	724	358
Total costs and operating expenses	20,822	19,654

Operating income	14,794	22,598

Interest expense	(6,030)	(3,316)
Gain on sale of investment	-	14,118

Income before income tax expense	8,764	33,400

Income tax expense	(145)	(525)

Net income	8,619	32,875

Less: General partner's interest in net income(1)	(149)	(657)

Limited partners' interest in net income	$8,470	$32,218

Net income per limited partner unit, basic and diluted(2)	$0.63	$1.75

Weighted average limited partners' units outstanding, basic and diluted
	13,071	11,285

(1) Calculation includes the effect of the private placement of Class B units on May 9, 2007 and, as a result, the general partner interest was 1.73% for the three months ended March 31, 2008. For the three months ended March 31, 2007, the general partner interest was 2%.

(2) Under the provisions of EITF 03-06, "Participating Securities and the Two-Class Method under FASB Statement No. 128," net income per limited partner unit for the three months ended March 31, 2008 and 2007 assumes a theoretical distribution of earnings. Although this theoretical calculation provided by EITF 03-06 does not impact the Partnership's overall net income, it does reduce the Partnership's net income per limited partner unit for these periods.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	March 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$3,524	$2,110
Accounts receivable, net	370,313	439,165
Accounts receivable - affiliates	3,034	4,308
Inventories	328,736	484,259
Brokerage margin deposits	16,151	12,545
Fair value of forward fixed price contracts	231	742
Prepaid expenses and other current assets	22,850	17,736
Total current assets	744,839	960,865

Property and equipment, net	162,150	161,734
Intangible assets, net	33,486	34,168
Other assets	2,339	2,460

Total assets	$942,814	$1,159,227

Liabilities and partners' equity
Current liabilities:
Accounts payable	$292,716	$371,341
Revolving line of credit - current portion	218,200	304,800
Environmental liabilities - current portion	876	876
Note payable, other	1,156	1,239
Accrued expenses and other current liabilities	51,040	69,762
Obligations on forward fixed price contracts and other derivatives	6,918	41,892
Total current liabilities	570,906	789,910

Revolving line of credit - less current portion	190,200	190,200
Environmental liabilities - less current portion	8,323	8,340
Accrued pension benefit cost	6,101	5,236
Deferred compensation	1,527	1,481
Other long-term liabilities	6,086	3,709
Total liabilities	783,143	998,876

Partners' equity	159,671	160,351

Total liabilities and partners' equity	$942,814	$1,159,227

GLOBAL PARTNERS LP
Financial Reconciliations
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Table 1 - Reconciliation of net income to net income as adjusted for one-time gains
Net income	$8,619	$32,875
Gain on sale of investment	-	(14,118)
Net income as adjusted for one-time gains	$8,619	$18,757

Table 2 - Reconciliation of net income per diluted limited partner unit to adjusted net income per diluted limited partner unit
Net income per diluted limited partner unit under EITF 03-06	$0.63	$1.75
Dilutive impact of theoretical distribution of earnings under EITF 03-06	0.02	1.10
Adjusted net income per diluted limited partner unit	$0.65	$2.85

Table 3 - Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$8,619	$32,875
Depreciation and amortization	3,682	1,269
Interest expense	6,030	3,316
Income tax expense	145	525
EBITDA	18,476	37,985
Gain on sale of investment	-	(14,118)
Adjusted EBITDA	$18,476	$23,867

Table 4 - Reconciliation of cash flow provided by operating activities to
EBITDA and Adjusted EBITDA
Cash flow provided by operating activities	$97,817	$140,728
Net change in operating assets and liabilities	(85,516)	(106,584)
Interest expense	6,030	3,316
Income tax expense	145	525
EBITDA	18,476	37,985
Gain on sale of investment	-	(14,118)
Adjusted EBITDA	$18,476	$23,867

Table 5 - Reconciliation of net income to distributable cash flow
Net income	$8,619	$32,875
Depreciation and amortization	3,682	1,269
Gain on sale of investment	-	(14,118)
Maintenance capital expenditures	(492)	(767)
Distributable cash flow	$11,809	$19,259

Table 6 - Reconciliation of cash flow provided by operating activities to distributable cash flow
Cash flow provided by operating activities	$97,817	$140,728
Net change in operating assets and liabilities	(85,516)	(106,584)
Gain on sale of investment	-	(14,118)
Maintenance capital expenditures	(492)	(767)
Distributable cash flow	$11,809	$19,259

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary